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                                                                EXHIBIT 6

April 29, 1998                       Rodney A. Haviland
                                     Actuarial Analyst
                                     Individual Life/Annuity Products
Board of Directors                   615-316-7112
Valley Forge Life Insurance Company  615-316-7126 (Fax)
CNA Plaza,  43S
Chicago, IL  60685


Directors:


In my capacity as Actuarial Analyst of Valley Forge Life Insurance
Company (the "Company"), I have provided actuarial advice concerning and participated in the design of the Company's flexible premium variable life insurance contract (the "Contracts"). I also have provided actuarial advice concerning the preparation of Post-effective amendment No. 2 to a registration statement on Form S-6 (File No. 333-01949) for filing with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, in connection with the Contracts.



It is my professional opinion that:



1. The illustrations of contract values, surrender values, death benefits and accumulated premium payments in the prospectus contained in the registration statement, are based on the assumptions stated in the illustrations, and are consistent with the provisions of the Contracts. The rate structure of the Contracts has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be more favorable to prospective purchasers of Contracts age 45, in the rate classes illustrated, than to prospective purchasers of Contracts, for males or females, at other ages and rate classes.




2. The 1.25% federal tax charge for deferred acquisition costs is reasonable to cover the increased cost incurred by the company as a result of the enactment of Section 848 of the Internal Revenue Code of 1986, as amended. In addition, using a 10% rate of return on capital is reasonable in computing the federal tax charge, and the assumptions upon which this rate is based, are appropriate for the company's life insurance products.



3. The information contained in the examples in the Appendix is based on the assumptions stated in the examples, and is consistent with the provisions of the contracts.






                 I hereby consent to the filing of this opinion as an exhibit to Post-effective amendment No. 2 to the registration statement and to the inclusion of my name under the heading "Experts" in the prospectus.



Sincerely,

/S/ Rodney A. Havelind
Rodney A. Haviland
Actuarial Analyst
Individual Life/Annuity Products